                                                                    Exhibit 12.1

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
                                             For the six
                                             months ended                            Year ended December 31,
                                               June 30,        -------------------------------------------------------------------
                                                 2001          2000 (1)         1999 (1)        1998          1997          1996
                                            -------------      --------         --------      --------      --------      --------
RATIO OF EARNINGS TO FIXED CHARGES

Pre-tax income from continuing operations
  before minority interest adjustment,
  equity investee income, cumulative
  effect of changes in accounting principle,
  or extraordinary items                      $ 27,031         $ 52,445         $ 52,348      $ 43,398      $ 40,822      $ 29,466
Interest expense                                19,443           31,411           22,445        21,076        17,096        12,829
Amortization of loan costs                         542            2,061            1,983         1,319         1,105         1,120
Minority interest in pre-tax income of
  subsidiaries that have no fixed charge          (375)            (367)            (361)         (484)         (150)          (50)
Amortization of capitalized interest               546              803              502           250           144            36
Distributed income of equity investees          (2,894)          (3,420)          (3,302)       (1,628)          225         3,371
Share of pre-tax losses of equity
  investees for which charges arise from
  guarantees
                                              --------         --------         --------      --------      --------      --------
EARNINGS BEFORE CUMULATIVE EFFECT OF
   ACCOUNTING PRINCIPLE                       $ 44,293         $ 82,933         $ 73,615      $ 63,931      $ 59,242      $ 46,772
                                              ========         ========         ========      ========      ========      ========


FIXED CHARGES
Interest expensed and capitalized             $ 20,289         $ 40,065         $ 31,445      $ 28,676      $ 20,296      $ 15,629
Amortization of loan costs                         542            2,061            1,983         1,319         1,105         1,120
Preferred dividends                              6,950            8,750            8,750         4,690         3,060
                                              --------         --------         --------      --------      --------      --------
                                              $ 27,781         $ 50,876         $ 42,178      $ 34,685      $ 24,461      $ 16,749
                                              ========         ========         ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED  CHARGES               1.59             1.63             1.75          1.84          2.42          2.79
                                              ========         ========         ========      ========      ========      ========
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